Exhibit 10.8.3.2
ExxonMobil Production Company
U.S. Production
P.O. Box 4810
Houston, TX  77210-4610



                                                     December 19, 2003



American Natural Energy Corporation
7030 South Yale Avenue
Suite 404
Tulsa, OK  74136

Attention:  Bennett Shelton, Land Manager

              RE: PROPOSED EXPANSION OF AREA OF MUTUAL INTEREST DEVELOPMENT AGREEMENT EFFECTIVE NOVEMBER 22, 2002
                       BAYOU COUBA FIELD
                       ST. CHARLES PARISH, LA

Gentlemen:

         This will respond to your letter of September 15, 2003 proposing to expand the captioned AMI as set forth therein. In response, ExxonMobil proposes the following:

  o American Natural Energy Corporation ("ANEC") shall, at its sole risk and expense, commence actual drilling operations, within ninety (90) days of ANEC's execution of this agreement, on a well in the West Half of Section 14, TI5S-R21E to a depth of approximately 8,000 feet MD as indicated on the attached plat ("Proposed Well"). ANEC shall carry ExxonMobil to casing point on the well, at which point ExxonMobil shall have the election to participate with a 50% working interest in the well and expenses incurred after casing point or alternatively to reserve a 25% royalty interest in production therefrom.

  o As consideration for ANEC carrying ExxonMobil to casing point in the Proposed Well, the parties agree to amend the captioned AMI to include an additional 1280 acres comprised of all of Section 15 and the East Half of Sections 10 and 22, T15S-R21E. This additional area shall be depth limited from the surface to 14,000 feet TVD.

  o For a period of ninety (90) days after reaching total depth in the Proposed Well, ANEC shall have the right, but not the obligation, to commence actual drilling operations, at its sole risk and expense on a second proposed well with a bottom hole location in the East



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         Half of Section 15, T15S-R21E to a depth of 7,700 feet MD as indicated
         on the attached plat ("Second Proposed Well"). ANEC shall carry ExxonMobil to casing point under the same terms as set forth above for the Proposed Well. As consideration for drilling the Second Proposed Well, the parties agree to amend the captioned AMI to include an additional 1280 acres comprised of all of Section 3 and the West Half of Sections 10 and 22, T15S-R21E. This additional area shall be depth limited from the surface to 14,000 feet TVD.

  o Any acreage added to the AMI under the terms set forth above shall be treated as "Class 2" acreage as defined under the captioned Development Agreement.

  o ExxonMobil and ANEC agree that ExxonMobil reserves all rights to conduct geophysical surveys under the AMI, as amended, in order to evaluate the property thereunder. ANEC shall have the right, but not the obligation, to participate in any such survey. ANEC shall have thirty (30) days from receipt of ExxonMobil's written invitation to make its written election to participate. If ANEC elects to participate, it shall pay its proportionate share of the costs of such survey attributable to the AMI, as amended hereby. In the event ANEC elects not to participate in the survey, then ANEC shall permit ExxonMobil to proceed at its own risk and expense to acquire or obtain the survey over the entire AMI with no consideration due ANEC for such permission.

  o As additional consideration for the above, ANEC agrees to carry ExxonMobil to a depth of 6,500 feet TVD for ANEC's proposed well to test the CIB OP formation under the AMI, at which point ExxonMobil shall elect to either participate in the well or farm out its interest in the prospect as set forth in the Development Agreement.

  o ExxonMobil shall have the option, at its sole discretion, to assume operatorship of any of the following wells: the Proposed Well, the Second Proposed Well and/or the Proposed CIB OP Well.

  o The parties further agree to extend the term of the Development Agreement for one additional year.

         If the proposal as set forth above is acceptable to ANEC, please so signify so below and return to my attention.


                                                     Very truly yours,

                                                     /s/ Charles E. Arnold
                                                     Charles E. Arnold





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Accepted and agreed to this 19th day of December, 2003

American Natural Energy Corporation

By:/s/ Michael Paulk

Date:19 December 2003